SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------


         THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into by and between the following parties: BILTMORE VACATION VILLAGE, INC., an Arizona Corporation; BILTMORE VACATION RESORTS, INC., a Nevada Corporation (formerly CYBER INFORMATION, INC.); and GEORGE WAUGNEUX, an Individual (hereinafter jointly referred to as the "Releasor"); and DAVID T. ZUSSMAN, an Individual (hereinafter referred to as the "Releaseee"). Releasor and Releasee are sometimes referred to as the "Settling Parties".


                                    RECITALS

1. On February 18, 1998, BILTMORE VACATION VILLAGE, INC. ("BVVI") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") to acquire a majority shareholder interest in CYBER INFORMATION, INC., a Nevada Corporation (hereinafter "CYBER"). BVVI entered into the Stock Purchase Agreement with Mr. David T. Zussman, as President of CYBER, and Mr. Herman Henin, an Individual, who was not an officer or director of CYBER at this time;

2. On February 25, 1998, BVVI closed the Stock Purchase Agreement (the "Closing") and, therefore, acquired a majority shareholder interest equal to approximately sixty percent (60%) of all issued and outstanding Shares of Voting Common Stock of CYBER. There were no other classes of stock issued and outstanding at Closing, CYBER immediately changed its name to BILTMORE VACATION RESORTS, INC. ("BVRI"), and changed its business purpose to a Real Estate Development Company;

3.        The Settling Parties agree that the Stock Purchase Agreement (Sections
          6.08 and 6.09 therein) provides that Mr. Zussman warranted that he, or Mr. Herman Henin, would arrange a loan (the "Loan") to BVRI in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), at simple interest of ten percent (10%); payable quarterly and fully amortized over eighteen (18) months.

4. The Settling Parties further agree that the Stock Purchase Agreement specifically provided that the Loan was "the most important component" of the Stock Purchase Agreement.

5. The Settling Parties further agree that if the Loan was not made, the entire Stock Purchase Agreement would be rescinded and the Parties "restored to their prior status".

                                                                     /S/ initals
                                                                     /S/ initals

6. The Settling Parties further agree that BVVI relied upon this warranty by Mr. Zussman, as President of CYBER, and as a result, transferred the Arizona real property "appraised at $6,850,000" to BVRI (formerly CYBER) on March 1, 1998.

7. The Settling Parties further agree that Mr. Zussman and Mr. Henin failed to arrange the Loan (See EXHIBIT "A", Section 6.08 and Section
         6.09 of the Stock Purchase Agreement, attached hereto and incorporated herein by reference as though set forth in full herein.)

8. Mr. Zussman acknowledges and accepts the allegation by BVVI that the Loan was the "most important component" of the Stock Purchase Agreement and that the Loan was not made. Furthermore, Mr. Zussman acknowledges and accepts the allegation that BVVI has incurred substantial damages as a result of the Loan not being made.

9. There are other various disputes which BVVI and Mr. Zussman claim against each other, all of which the Settling Parties, including BVVI and Mr. Zussman, do not treat as material disputes. Furthermore, the full description of these various disputes are beyond the intent and scope of this Agreement. However, all such various disputes, including failure to make the aforementioned Loan, shall be included in this Agreement as part of the Agreement (hereinafter referred to as the "Claims").

10. All Settling Parties, including, but not limited to, BVVI and Mr. Zussman, intend to settle and resolve all Claims against each other by entering into this Agreement.


         NOW, THEREFORE, the Settling Parties agree as follows:

1. MUTUAL RELEASE BETWEEN THE SETTLING PARTIES. Concurrent with the execution of this Agreement, Releaser and Releases, being the Settling Parties, do hereby agree to release, discharge, cancel, waive, covenant not to sue, and acquit each other in full reciprocity as to all of their rights and liabilities, or claims against each other, arising under the Stock Purchase Agreement (the "Claims"). The Settling Parties agree that this mutual release shall apply; as well to their respective partners, employees, principals, agents, servants, heirs, administrators, executors, successors, predecessors in interest, shareholders, directors, officers, representatives, attorneys, and assigns (hereinafter sometimes jointly referred to as the "Affiliates" of each Settling Party). The Settling Parties also agree to hold each other, and their respective Affiliates, free and harmless for, from and against any and all claims and judgments,


                                                                     /S/ initals
                                                                     /S/ initals
appeals, rights, demands, costs, expenses, liabilities, obligations, actions, and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, existing prior to or on the date of this Agreement. Also, the Settling Parties agree, warrant, and represent that they will not hereafter file any civil action of any kind whatsoever concerning their Claims against each other under the Stock Purchase Agreement.

2. DEFINITION OF RELEASED CLAIMS. All Claims are defined by the Settling Parties collectively as the "Released Claims". The Released Claims shall include, without limitation, any and all Claims each party has against each other, as described in greater detail in Section 1 hereinabove, and shall include the specific Claims described hereinbelow:

         2.1 SPECIFIC CLAIMS RELEASED BY RELEASOR: Releaser hereby assumes any and all liabilities in connection with the lease of certain personal property from, or involving, AT&T Capital Corp.; COPELCO Capital; HRS (Mitsubishi); Sprint (SA); and Sprint North Supply Leasing. Releaser shall also agree to indemnify and hold harmless Releasee from any and all liabilities in connection with the aforementioned leases.

         2.2 SPECIFIC CLAIMS RELEASED BY RELEASEE: Releasee hereby assumes any and all liabilities in connection with the following:

                  (a) All credit card debt, including but not limited to, AT&T Universal Gold Card; BankAmeriCard (Visa); CitiBank Visa; Discover Card; GM Gold Card; Wells Fargo Business Line; Ford CitiBank Visa; and any other debt resulting from credit card expenditures;

                  (b) Effective as of December 31, 1997, there were two (2) loans payable by Releaser as "Payer" as follows: The first note payable was to Mr. Zussman as "Holder" in the amount of Fifteen Thousand Six Hundred Seventeen Dollars and Thirteen Cents ($15,617.13). The second note payable was to Wall Street News Productions, Inc., in the amount of Thirteen Thousand Five Hundred Sixty-seven Dollars ($13,567.00); and

                  (c) Wells Fargo Bank Line of Credit in the amount of Five Thousand Dollars ($5,000), or any other amount, whereby Releasee is the Payer and Wells Fargo (or assignee) is the Holder.

                                                                     /S/ initals
                                                                     /S/ initals

                           Releasee shall also agree to indemnify and hold harmless Releasor from any and all liabilities in connection with the aforementioned liabilities as set forth in Subsections 2.2(a), 2.2(b) and 2.2(c).

3. CONSIDERATION. In addition to other good and valuable consideration, the Parties hereby agree the following shall constitute additional consideration in furtherance of this Agreement:

         3.1 RELEASOR: Releaser shall assume the Loan obligation of Releasee. Releasor shall indemnify and hold harmless Releasee for failure to make the Loan. In exchange, Releasee hereby agrees with Releasor that BVVI shall be issued Fifteen Million (15,000,000) additional Shares of Common Stock in BVRI in order to compensate BVVI for the damages it incurred as a result of Releasee's failure to make the Loan. The Additional Shares (the "Additional Shares") shall be issued on or before December 31, 1998, subject to Rule 144 of the Securities Act of 1933, as amended. (See Exhibit "B"), attached hereto and incorporated herein by reference as though set forth in full herein, for a full description of the Stock Certificates which evidence the corresponding Shares per Certificate and other relevant information pertaining to the issuance of the Additional Shares.)

         3.2 RELEASEE: Releasee shall retain beneficial ownership of One Hundred Seven Thousand (107,000) Shares ("Zussman Shares") of Common Stock in BVRI, to be held in his name or another name as his nominee. In addition, Releasee agrees that he shall voluntarily enter into a Restrictive Covenant imposed upon Eighty Thousand (80,000) Shares of the Zussman Shares, whereby Eighty Thousand (80,000) Shares shall be restricted from assignment to any party for a period of two (2) years from the Execution Date of this Agreement. After the expiration of two years, the Company shall provide a written release to Releasee, or to Releasee's respective attorney, in order to remove this Restrictive Legend from the Zussman Shares. (See EXHIBIT "C", attached hereto and incorporated herein by reference as though set forth in full herein, for a full description of the Restrictive Covenant.) The remaining Zussman Shares equal to Twenty-seven Thousand (27,000) Shares shall be subject to Rule 144 of the Securities Act

                                                                     /S/ initals
                                                                     /S/ initals
                  of 1933, as amended (the "Act"). Furthermore, all of the Zussman Shares shall be subject to the Company's Reverse Split which was effective on or about December 31, 1999, which shall reduce the number of the aforementioned Zussman Shares to Ten Thousand Seven Hundred (10,700) Shares, of which Eight Thousand (8,000) Shares would be subject to the aforementioned two-year restriction and Two Thousand Seven Hundred (2,700) Shares would be subject to Rule 144 of the Act.

4. CLARIFICATION OF STOCK PURCHASE AGREEMENT - SECTION 6.08. The Settling Parties mutually agree that when CYBER received title from BVVI on the real property, referred to as the "Arizona Property", CYBER also "assumed", or took "subject to" the corresponding debt on the real property. The debt on the real property at the time CYBER received title from BVVI was One Million Three Hundred Thousand Dollars ($1,300,000). . To be certain, Section 6.08 of the Stock Purchase Agreement is hereby clarified in that the debt on the real property followed title from BVVI to CYBER.

5. CIVIL CODE SECTION 1542. It is understood and agreed that the Released Claims include all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, and all rights under Section 1542 of the Civil Code of California are hereby expressly waived. Section 1542 provides as follows:

                  "A GENERAL RELEASE DOES NTO EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
                  DEBTOR."

The Settling Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to the Released Claims, and agree that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

6. INDEMNITY REGARDING ASSIGNMENT OF CLAIMS. The Settling Parties hereby represent that they have not heretofore assigned or transferred, or purported to assign or transfer to any person, or legal entity of any kind whatsoever, any of the Released Claims. The Settling Parties agree to indemnify and hold each other and all persons or entities herein described harmless for, from, and against any judgment, claim, appeal, demand, debt, obligation, liability, cost, expense, right of action, or cause of action based on, arising out of, or in connection with, any such transfer or assignment or purported transfer or assignment.

                                                                     /S/ initals
                                                                     /S/ initals

7. REPRESENTATIONS AND WARRANTIES. The Settling Parties represent and warrant to, and agree with, each other as follows:

         7.1 Each Settling Party has been advised to seek the advice of independent legal counsel with respect to the advisability of entering into this Agreement and the mutual releases provided herein. Each of them has knowingly waived the right to seek Independent Legal Counsel, or has received the advice of Independent Legal Counsel, with respect to entering into this Agreement. (See Section 24, INDEPENDENT LEGAL COUNSEL hereinbelow.)

         7.2 There are no other agreements or understandings between them relating to the matters and material releases referred to in this Agreement.

         7.3 Each Settling Party and their respective legal counsel (if applicable) have made such investigation of the facts pertaining to the releases contained herein as they deem necessary and appropriate.

         7.4 Each Settling Party is entering into this Agreement solely in reliance on such party's own investigation, and analysis and not in reliance on any representation by any other party to this Agreement as to the facts pertaining to the releases contained herein, or as to such other party's lack of knowledge, or failure to disclose such fact.

         7.5 The terms of this Agreement are contractual and are the result of earnest and deliberate negotiation among the Settling Parties.

         7.6 This Agreement has been carefully read by each of the Settling Parties and the contents thereof are known and understood by each of them. This Agreement is signed freely and voluntarily by each party executing it without any influence of any kind whatsoever by either Settling Party.

         7.7 This Agreement shall inure to the benefit of and be binding upon the predecessors, successors, heirs, assigns, representatives, agents, servants, employees, and shareholders of the Settling Parties.

                                                                     /S/ initals
                                                                     /S/ initals

8. NO ADMISSION OF LIABILITY. Except for the failure to complete the Loan to BVRI, as stated in Sections 6.08 and 6.09 of the Stock Purchase Agreement, the Settling Parties explicitly acknowledge that this Agreement represents settlement of doubtful and disputed claims, and that this Agreement is not to be construed as an admission of liability on the part of the persons, firms and corporations released herein, by whom liability is expressly denied.

9. FURTHER ACTIONS. The Settling Parties agree to execute any additional documents or take any further action which reasonably may be required by their respective counsel in order to consummate or otherwise fulfill the intent of this Agreement.

10. AUTHORITY TO ENTER INTO AGREEMENT. The Settling Parties represent and warrant that they are each duly authorized and empowered to enter into this Agreement, and that they have not heretofore assigned any of the rights, claims or actions released or to be assigned herein.

11. MODIFICATIONS, AMENDMENTS AND WAIVERS. No provision of this Agreement may be altered, amended, canceled, revoked, or otherwise modified, and no addition to this Agreement may be made, unless in writing signed by all of the parties hereto. There can be no waiver with respect to this Agreement of any provision contained herein unless the same is in writing and executed by the party to be charged. No waiver of any provision of this Agreement by any party shall be, nor shall it be deemed to be, a waiver of the right of any other party hereto to enforce strict compliance with the provisions hereof.

12. SEVERABILITY. In the event any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining provisions shall remain in full force and effect.

13. GOVERNING LAW. This Agreement shall be construed in accordance with and be governed by the laws of the State of California.

14. VENUE AND JURISDICTION. Venue and Jurisdiction shall be Superior Court, Las Vegas, Nevada.

15. HEADINGS. The headings contained in this Agreement have been inserted for convenience only and in no way define or limit the scope or interpretation of this Agreement or any provision hereof.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

                                                                     /S/ initals
                                                                     /S/ initals

17. NOTICES. Any and all notices, demands, requests, or other communication required or permitted by this Agreement, or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to any party hereto, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, addressed to any party hereto, at the address of the party appearing for it or him on the books and records of BVRI. Any party hereto may change the address of its principal office in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective parties.

         TO BVVI & BVRI:                         GEORGE WUAGNEUX, PRESIDENT
                                                 2110 East Flamingo Road
                                                 Suite 210
                                                 Las Vegas, NV 89119

                           with a copy to:       Arthur A. GRAVES, III, ESQ.
                                                 GRAVES & ASSOCIATES
                                                 3857 Birch Street, Ste 621
                                                 Newport Beach, CA 92660

         TO MR. ZUSSMAN:                         DAVID T. ZUSSMAN
                                                 1510 Valencia
                                                 Newport Beach, CA 92660-3276

                           with a copy to:       _______________________
                                                 _______________________
                                                 _______________________


18. AMENDMENT. This Agreement may not be modified, changed, amended, or altered except in writing signed by all parties, or their duly authorized representative.

19. ATTORNEY'S FEES. Should any dispute be commenced between the parties to this Agreement concerning any provision of this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorney's fees in such action, which shall be determined by the Court in such action, or in a separate action brought for that purpose.

20. SUCCESSORS AND ASSIGNS. This Agreement shall bind the parties, their successors, heirs, personal representative, and assigns. Nothing herein contained shall affect any restrictions on transfers or assignments set forth elsewhere in this Agreement.

                                                                     /S/ initals
                                                                     /S/ initals

21. GENDER AND NUMBER. As used in this Agreement, the masculine gender shall include the feminine and neuter, and singular number shall include the plural, and vice versa.

22. TIME. Time is of the essence with respect to this Agreement.

23. EFFECTIVE DATE. The Effective Date of this Agreement commences on May 4,
1998.

24. EXECUTION DATE. The Execution Date of this Agreement shall be January 19, 2000.

25. ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto, embrace and include the entire transaction between the parties hereto and shall not be deemed modified, altered, changed or amended in any respect unless done in writing and signed by the Settling Parties.

26. INDEPENDENT LEGAL COUNSEL. Each party and their successors, assigns, and transferees, hereby represent that he/it has consulted its own legal and tax counsel, accountants, or advisors concerning the tax and legal consequences of the transactions contemplated by this Agreement. Each party represents that it has relied solely upon the advice of its own advisors and not on any representations or warranties of the drafter of this Agreement in connection with such consequences. The parties further represent that the attorney(s) drafting this Agreement have disclosed the inherent conflict of interest that exists when one individual or law firm acts as the draftsman of an agreement affecting more than one party, and have further disclosed that they may have represented in a legal capacity or otherwise, or have been associated with, some or all of the parties at other times, whether on related or unrelated matters. All parties have been advised to seek independent counsel, and by their signature below hereby so affirm the receipt of such advice. If separate counsel are not obtained, each party, together with all officers, principals, shareholders, partners, members, mangers, assigns, transferees, and successors in any manner, hereby knowingly waive any right or claim against the attorney(s) preparing this Agreement based on a conflict of interest or similar claim.

27. INCORPORATION BY REFERENCE. The Recitals in this Agreement and all Exhibits are incorporated herein by reference as though set forth in full herein.


                         [SIGNATURES ON FOLLOWING PAGE]

                                                                     /S/ initals
                                                                     /S/ initals

         IN WITNESS WHEREOF, the Settling Parties have executed this Agreement as of the date listed below each party.


RELEASOR:                                        RELEASEE:

1.       BILTMORE VACATION VILLAGE,              INDIVIDUAL:
          INC., A ARIZONA CORPORATION


By /S/ George Wuagneux                           By /S/ David Zussman
----------------------                           --------------------

Dated:  1/19, 2000                               Dated:  1/19, 2000


2.       BILTMORE VACATION RESORTS, INC.,
         A NEVADA CORPORATION


By /S/ George Wuagneux
----------------------

Dated:  1/19, 2000


3.       INDIVIDUAL


By /S/ George Wuagneux
----------------------

Dated:  1/19, 2000

                                   EXHIBIT "A"

         SECTION 6.08 AND SECTION 6.09 OF THE STOCK PURCHASE AGREEMENT
         -------------------------------------------------------------

                                   EXHIBIT "B"

                               STOCK CERTIFICATES
                               ------------------

                                   EXHIBIT "C"

                              RESTRICTIVE COVENANT
                              --------------------